UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

 Date of Report (Date of earliest event reported): July 12, 2018

Luby's, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-8308	74-1335253
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

13111 Northwest Freeway, Suite 600 Houston, Texas 77040
(Address of principal executive offices, including zip code)

(713) 329-6800
(Registrant's telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

¬	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¬	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¬	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¬	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 12, 2018, Luby's, Inc. (the "Company") entered into a Consent and Waiver (the "Waiver") to the credit agreement (the "Credit Agreement") among the Company, the lenders from time to time party thereto, Wells Fargo Bank, National Association ("Wells Fargo"), as Administrative Agent, Swingline Lender, Issuing Lender, Sole Lead Arranger and Sole Bookrunner, and Cadence Bank, N.A. and Texas Capital Bank, N.A., as Co-Syndication Agents. Pursuant to the Waiver, the lenders agreed to a waiver of certain existing defaults with respect to certain financial covenants. The waiver is effective as of May 9, 2018 until the earliest to occur of (i) August 10, 2018, (ii) the failure of the Company to perform, observe or comply with any covenant, agreement or term contained in the Waiver or (iii) the occurrence of any additional Default or Event of Default (as defined in the Credit Agreement) (the "Compliance Waiver Period").
Pursuant to the Waiver, among other things, the Company is required to retain an independent financial adviser to investigate refinancing transactions, the proceeds which will be applied to, among other things, repay the amounts owed under the Credit Agreement. The Waiver further provides that during the Compliance Waiver Period, notwithstanding anything to the contrary in the Credit Agreement, the lenders may make available to the Company Revolving Credit Loans and Letters of Credit under the Credit Agreement, provided, that during the Compliance Waiver Period (i) the Applicable Margin for LIBOR Rate Loans shall be 5.50% and the Applicable Margin for Base Rate Loans shall be 4.50%, (ii) the Interest Period for any Base Rate Loans converted into LIBOR Rate Loans or for any LIBOR Rate Loans borrowed or continued as a LIBOR Rate Loan under the Revolving Credit Facility in each case during the Compliance Waiver Period shall not be longer than one (1) month and (iii) the Revolving Credit Outstandings shall at no time exceed $29.0 million (as those terms are defined in the Credit Agreement).

The foregoing summary of the Waiver does not purport to be complete and is qualified in its entirety by the full text of the Waiver, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 8.01.	Other Events.

In connection with entering into the Waiver, the Company is also updating the risk factors included in its Annual Report on Form 10-K for the fiscal year ended August 30, 2017 and its Quarterly Report on Form 10-Q for the quarterly period ended March 14, 2018, as follows:
Non-performance under the debt covenants in our Credit Agreement or Waiver thereto could adversely affect our ability to continue as a going concern.

As of June 6, 2018, the Company was in default of certain of its Credit Agreement financial covenants.  The Company’s continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations to meet its obligations and obtain alternative financing to refinance or otherwise repay our current Credit Agreement.  While the Company has obtained a Waiver of the default from the lenders under the Credit Agreement until August 10, 2018, announced a limited asset sales plan intended to help reduce the Company’s outstanding debt and engaged a third-party financial adviser to assist with refinancing such outstanding debt, there is no guarantee that we will be able to comply with the terms of the Waiver or with the financial covenants under the Credit Agreement once the Waiver expires.  Our failure to comply with the financial covenants under the Credit Agreement once the Waiver has expired or to receive a new waiver from the lenders under the Credit Agreement could result in an event of default, which would have a material adverse effect on our financial condition and could cause us to seek bankruptcy protection, be unable to pay our debts when they become due or otherwise become insolvent because, among other things, our lenders:

•	may declare any outstanding principal and the interest accrued thereon under the Credit Agreement to be due and payable, and we may not have sufficient cash to repay that indebtedness;

•	may foreclose against the assets securing our borrowings; and

•	will be under no obligation to extend further credit to us.

Item 9.01.	Financial Statements and Exhibits.

Exhibit 10.1	Consent and Waiver, by and among the Company, each other Credit Party party thereto, the Lenders party thereto and Wells Fargo as Administrative Agent for the Lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUBY'S, INC.
(Registrant)

Date:	July 17, 2018	By:	/s/Christopher J. Pappas
Christopher J. Pappas
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Consent and Waiver, by and among the Company, each other Credit Party party thereto, the Lenders party thereto and Wells Fargo as Administrative Agent for the Lenders.